Exhibit 77(c)


                 Matters Submitted to a Vote of Security Holders

The matters voted upon by the Pax World Growth Fund, Inc. (the "Fund") shareholders at the Pax World Growth Fund Annual Meeting of Shareholders held June 9, 2005 and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, with respect to each such matter, are as follows:

(1) To elect a Board of nine Directors, each to hold office until the next Annual Meeting of the Shareholders of the Fund or until a successor shall have been chosen and shall have qualified:

                  Nominee:                 For:             Withheld:
                  Carl H. Doerge, Jr.      3,154,430        69,948
                  Thomas W. Grant          3,169,326        55,052
                  James M. Large, Jr.      3,167,381        56,997
                  Louis F. Laucirica       3,167,778        56,600
                  Joy L. Liechty           3,167,473        56,905
                  Laurence A. Shadek       3,159,873        64,505
                  Sanford C. Sherman       3,161,469        62,909
                  Nancy S. Taylor          3,159,041        65,337
                  Esther J. Walls          3,167,420        56,958

         (constituting all of the members of the Board of Directors of the Fund) (there were no abstentions and no broker non-votes with respect to any nominee)

(2) To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent public accountants of the Fund for the year ending December 31, 2005:

                  For:                     3,137,086
                  Against:                 26,809
                  Abstain:                 60,483
                  Broker Non-Votes:        0

(3) To transact such other business as may properly come before such annual meeting or any adjournment thereof:

                  For:                     2,637,632
                  Against:                 451,510
                  Abstain:                 135,236
                  Broker Non-Votes:        0